Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP’S ACQUISITION OF CHILTERN CLEARS ANTITRUST REVIEW

Burlington, N.C., Aug. 24, 2017 - LabCorp® (NYSE: LH), a leading global life sciences company, announced today that the Federal Trade Commission had granted its request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to LabCorp’s acquisition of Chiltern International Group Limited (Chiltern). As previously announced, LabCorp entered into a definitive agreement with Chiltern’s shareholders to purchase Chiltern in an all-cash transaction valued at approximately $1.2 billion. The early termination of the waiting period under the HSR Act satisfies one of the conditions necessary for the closing of the pending acquisition. Closing of the acquisition remains subject to other customary closing conditions under the share purchase agreement entered into by LabCorp, Covance, Inc. and Galaxy (GP) Limited on July 29, 2017. The acquisition is expected to be closed on or around September 1, 2017.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation: the risk that the remaining conditions to the acquisition set forth in the share purchase agreement will not be satisfied or waived; uncertainties as to the timing of the acquisition; changes in either companies’ businesses during the period between now and the closing; the successful integration of Chiltern into LabCorp’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.